                                                                     EXHIBIT 2.2


                                 CONVEYANCE OF
                               PRODUCTION PAYMENT


         This Conveyance of Production Payment is from HAWKINS OIL OF MICHIGAN, INC. (formerly known as SAVOY OIL & GAS, INC.), a Delaware corporation, whose address is 400 South Boston, Suite 800, Tulsa, Oklahoma 74103 ("Grantor"), to KCS ENERGY MARKETING, INC., a New Jersey corporation, whose address is 5555 San Felipe, Suite 1200, Houston, Texas 77056 ("Grantee").

         WHEREAS, Grantor is the owner of the undivided interests in and to the oil and gas leases described in Exhibit A hereto (such interests, as defined and more particularly described below and in Exhibit A attached hereto, collectively called the "Subject Interests" herein), and has agreed to sell and convey to Grantee as a production payment the limited term overriding royalty interest in such Subject Interests described below; and

         WHEREAS, capitalized terms used herein shall have the meanings given to them in Article II hereof, unless such terms are otherwise defined herein;

         NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS:

                                   ARTICLE I.

                                   CONVEYANCE

         Section 1.01 CONVEYANCE OF INTEREST. For and in consideration of Ten Dollars ($10.00) cash and other good and valuable consideration to Grantor in hand paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, SETS OVER and DELIVERS unto Grantee, as a production payment (the "Production Payment"), a limited term overriding royalty interest in each of the Subject Interests and in and to the Hydrocarbons in and under and that may be produced and saved from the Subject Interests equal to the respective Production Payment Interest applicable to each Subject Interest (after deduction of Grantor's pro rata part of Lease Use Hydrocarbons and Non-Consent Hydrocarbons attributable to each such Subject Interest), but not to exceed during any Month the Subject Quantity of the first Hydrocarbons produced and saved from all of the Subject Interests during such Month, together with all and singular the rights and appurtenances thereto in anywise belonging.

         TO HAVE AND TO HOLD the Production Payment unto Grantee, its successor and assigns forever, subject to the following terms, provisions and conditions.

         Section 1.02 NON-OPERATING, NON-EXPENSE-BEARING INTEREST. Except as set forth in Section 1.07 below, the Production Payment conveyed hereby is a non-operating, non-expense-bearing limited term overriding royalty interest in and to the Subject Interests (being a real property interest), free of all cost, risk and expense of production, operations, storage, gathering, handling, processing, treating, transporting and delivery prior to delivery to Grantee or Grantee's credit at the relevant Delivery Point. Except as set forth in Section 1.07 below, in no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Subject Interests (or any part thereof) or incurred in connection with the production, saving or delivery of Production Payment Hydrocarbons prior to delivery to Grantee or Grantee's credit at the relevant Delivery Point. This Conveyance is an absolute conveyance of a real property interest.

         Section 1.03 TERMINATION. The Production Payment shall remain in full force and effect until the Termination Time. At the Termination Time, all rights, titles and interests herein conveyed shall automatically terminate and vest in Grantor, and within 30 days after request by Grantor, Grantee shall execute and deliver such instrument or instruments as may be necessary to evidence the termination of the Production Payment. In the event any individual Subject Interest (or portion thereof, as applicable) should terminate before the Termination Time and not be extended, renewed or replaced, the Production Payment no longer shall apply to that particular Subject Interest (or such portion thereof, as applicable), but the Production Payment shall remain in full force and effect and undiminished as to all remaining Subject Interests (and the remaining portion of such Subject Interest, as applicable), and neither the Subject Quantity nor the Adjustment Quantity shall ever be reduced or diminished solely by reason of the termination of an individual Lease (or the termination of a Lease as to such portion thereof, as applicable).

         Section 1.04 DELIVERY TO GRANTEE. The Production Payment Hydrocarbons shall be delivered to Grantee, or to the credit of Grantee, free of cost (other than as provided in Section 1.07 below) into the facilities of
(a) with respect to Production Payment Gas, the First Transporter at the relevant Delivery Point and (b) with respect to Production Payment Oil, the purchaser of Oil at the relevant Delivery Point. As between Grantor and Grantee, Grantor shall be in exclusive control and possession of the Production Payment Hydrocarbons deliverable hereunder and responsible for any loss, damage or injury caused thereby until the same shall have been delivered to Grantee, or to the credit of Grantee, at the relevant Delivery Point, after which delivery Grantee shall be deemed to be in exclusive control and possession thereof and responsible for any loss, injury or damage caused thereby. To the extent it has the right to do so, Grantor hereby grants to Grantee, easements and rights-of-way over and across the Leases and lands pooled, communitized and/or unitized therewith, together with rights of ingress and egress to go on or about such lands for purposes of receiving, accepting and taking Production Payment Hydrocarbons at the relevant Delivery Point and, to the extent necessary, for the construction, maintenance, operation, repair, and removal of pipelines, metering stations, and any and all other facilities and appurtenances necessary or useful related to the receipt, transportation, measurement, treatment, and marketing of the Production Payment Hydrocarbons.

         Section 1.05 CERTAIN LIMITATIONS. The Production Payment and the recovery of the Production Payment Hydrocarbons shall be subject to the following:

         (a) Grantee shall look solely to the Production Payment Hydrocarbons for satisfaction and discharge of the Production Payment, and Grantor shall not be personally liable for the payment and discharge thereof. However, the foregoing sentence shall not relieve Grantor of any obligations under this Conveyance, the Production Agreement or the Purchase Agreement or any obligation to respond in damages for any breach of this Conveyance, the Production Agreement or the Purchase Agreement.

         (b) There shall not be included in the Production Payment Hydrocarbons any Lease Use Hydrocarbons or Non-Consent Hydrocarbons.

         (c) Each Month prior to and including the Termination Time, the Production Payment shall apply to each of the Subject Interests, and the Production Payment Hydrocarbons delivered to Grantee or to Grantee's credit as provided in Section 1.04 of this Conveyance shall be credited and applied as follows: first, to the delivery of the Scheduled Amount for such Month, then to the delivery of the Adjustment Quantity, if any, for such Month, and then to the delivery of the Accelerated Quantity, if any, for such Month. With respect to the Scheduled Amount in effect during a Month, such delivery shall, as nearly as reasonably possible, be made from a proportionate share of all Oil and Gas produced from or attributable to each of the Subject Interests and, to the extent available, in kind from Oil and Gas in the respective quantities described in Schedule 1. With respect to the Adjustment Quantity in effect for a Month, such delivery shall, as nearly as reasonably possible, be made first from the production of Gas and then from the production of Oil from or attributable to each of the Subject Interests.

         (d) The occurrence of an event of Force Majeure shall not suspend or affect the calculation of the Adjustment Quantity hereunder.

         Section 1.06 MEASUREMENT. Measurement of the volume of Production Payment Hydrocarbons delivered hereunder shall be made at each Delivery Point and any loss of Hydrocarbons prior to such Delivery Points shall be borne solely by Grantor. Measurement of Gas (expressed in Mcf) shall be as determined under applicable transportation or purchase agreements with the First Transporter at such Delivery Point. Measurement of Oil (expressed in Barrels) shall be determined in accordance with generally accepted industry practices in effect at the time and place of delivery using the latest American Society for Testing Materials (ASTM) or American Petroleum Institute (API) test methods. The volume of Oil shall be corrected to a temperature of 60 degrees Fahrenheit in accordance with the latest ASTM test methods and the latest edition of API volume correction tables, and full deductions shall be made for all basic sediment, water and other impurities.

         Section 1.07 ROYALTIES; TAXES. The Production Payment shall be free of (and without deduction therefrom of) any and all Production Burdens and shall bear no part of same; the Subject Interests shall be burdened with, and Grantor shall timely pay, all such Production Burdens, and Grantor shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to any such Production Burdens or any claim by the owners or holders of such interests. The Production Payment and the Production Payment Hydrocarbons actually produced and delivered to or for the account of Grantee shall be subject to and bear a proportionate share of the Severance Taxes imposed upon such delivered Hydrocarbons only and Grantee shall be responsible for and pay (or cause the payment of) such Severance Taxes in accordance with applicable law. Except with respect to such share of Severance Taxes, Grantor shall bear and pay all Taxes (as such term is defined herein) levied upon or imposed with respect to the Subject Interests (including the Production Payment and the Production Payment Hydrocarbons), the Production Payment Hydrocarbons being free of Taxes and delivered without deduction of any kind for Taxes.

         Section 1.08 MORTGAGE, ASSIGNMENT OR POOLING BY GRANTOR. Prior to the Termination Time, (i) Grantor shall not mortgage, pledge or hypothecate the Subject Interests or any part thereof or create or allow there to remain any lien or security interest on or against any Hydrocarbons produced therefrom, other than the Permitted Encumbrances, and (ii) Grantor shall not assign, sell, convey, pledge or otherwise transfer the Subject Interests or any part hereof unless Grantee expressly consents thereto in writing, the transferee expressly agrees to assume and perform all of Grantor's obligations under this Conveyance, and such sale transfer or assignment is made and accepted expressly subject and subordinate to this Conveyance. Any purported mortgage, pledge, hypothecation, lien, security interest, assignment, sale, conveyance or other transfer in contravention of the foregoing terms shall be null and void. Prior to the Termination Time, Grantor shall not pool, communitize or unitize the Production Payment or the Subject Interests with other leasehold interests without obtaining in advance the express written consent of Grantee.

         Section 1.09 TITLE. Grantor warrants and represents that the Leases are valid and subsisting oil and gas leases covering Drilling Units identified in Exhibit A; Grantor's ownership of the Material Properties entitles Grantor to a Net Revenue Interest not less than the respective net revenue interests identified on Exhibit A, and obligates Grantor to pay a share of all costs of operating and developing the Leases not greater than the respective operating rights or Working Interests identified on Exhibit A. With respect to the Material Properties, Grantor hereby binds Grantor and Grantor's successors and assigns, to warrant and forever defend all and singular title to the Production Payment and the Production Payment Hydrocarbons, subject only to the Permitted Encumbrances, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof. With respect to the Subject Interests other than the Material Properties, Grantor hereby binds Grantor and Grantor's successors and assigns, to warrant and forever defend all and singular title to the Production Payment and the Production Payment Hydrocarbons, subject only to the Permitted Encumbrances, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by through or under Grantor, but not otherwise. There is also hereby conveyed to Grantee, by way of substitution and subrogation, all rights of warranty and contractual representations or covenants of any kind or nature held by Grantor against any of Grantor's respective predecessors in title.

         Section 1.10 ADJUSTMENT OF THE STATED TIME. In the event any Accelerated Quantity is delivered to Grantee or Grantee's credit at the Delivery Points during a Month, then the Stated Time shall be subject to adjustment as provided herein. As soon as possible following the close of each Month, Grantee shall determine whether any Accelerated Quantity was actually delivered to Grantee or Grantee's credit at the Delivery Points and if so, shall compute the product of the Accelerated Quantity times the Acceleration Factor. The Stated Time shall be adjusted to an earlier date by the number of whole days equivalent to the period necessary to produce a quantity of Hydrocarbons equal to the product described in the foregoing sentence if produced at daily rates equivalent to the monthly Scheduled Amount of Production Payment Oil and Gas set forth in Schedule 1, respectively, beginning at the previously-effective Stated Time. For purposes of determining the Mcf Equivalent of Production Payment Oil to be delivered at the then-effective Stated Time, the Index Price and the Average Oil Price for the Month in which the Accelerated Quantity was delivered shall be utilized. Grantee shall compute the adjusted Stated Time and provide Grantor with a copy of such calculations. Upon determination of each adjusted Stated Time, the Scheduled Amount of Production Payment Hydrocarbons relating to each Month following the Month in which the then-effective Stated Time occurs shall be deemed to be zero
(0) Mcf Equivalent and the Scheduled Amount relating to the Month in which the adjusted Stated Time occurs shall be proportionately reduced based upon the ratio by which the number of days in such Month prior to and including the Stated Time bears to the number of days in such Month.


                                  ARTICLE II.

                                  DEFINITIONS

         As used herein and in the exhibits hereto, the following terms shall have the respective meanings ascribed to them below:

         "Accelerated Quantity" means (a) for each Month which is not a Special Delivery Month, zero (0) Mcf, and (b) for each Special Delivery Month, the quantity of Hydrocarbons (expressed in Mcf) equal to eighty percent (80%) of the difference, if any, by which (i) the difference between Grantor's NRI Share for the Month in question less the Exploration Quantities, if any, delivered during such Month, exceeds (ii) one hundred twenty-five percent (125%) of the sum of (x) the Scheduled Amount of Production Payment Gas for such Month, plus
(y) Production Payment Gas actually received by Grantee during such Month which represents the delivery of any portion of the Scheduled Amount which was originally scheduled as Production Payment Oil for such Month, plus (z) Production Payment Gas actually received by Grantee during such Month which represents the delivery of any portion of the Adjustment Quantity for such Month; provided, however, the Accelerated Quantity shall never be less than zero (0) Mcf.

         "Acceleration Factor" means for any Month the result of raising 1.0125 to the nth power, where "n" is equal to the number of whole Months separating the first day of the Month in question and the then-effective Stated Time.

         "Adjustment Amount" means, as of the commencement of any Month commencing after September, 1995, the Adjustment Amount as of the commencement of the immediately preceding Month adjusted as follows:

                 (a) increased by the Production Payment Deficiency for the immediately preceding Month,

                 (b) decreased by the Production Payment Credit for the immediately preceding Month,

                 (c) increased by an amount equal to accrued interest at the applicable Floating Rate for the number of days in such immediately preceding Month on the Adjustment Amount as of the commencement of the immediately preceding Month (except any such amount outstanding as a result of clause (d) immediately below), and

                 (d) increased by an amount equal to the amount of any Taxes (other than Severance Taxes payable by Grantee pursuant to Section 1.07 of this Conveyance) imposed or assessed upon the Production Payment or Production Payment Hydrocarbons which are not timely paid by Grantor and which are imposed upon or borne by Grantee, plus an amount equal to interest at the applicable Floating Rate for the number of days in the immediately preceding Month on the amount outstanding under this clause (d) as of the commencement of the immediately preceding Month.

For the purposes of calculating the amount of any increase pursuant to clauses
(c) or (d), amounts credited pursuant to clause (b) shall be credited first to offset amounts which have accrued pursuant to clause (d), then to amounts which have accrued pursuant to clause (c), and then to other amounts included in the Adjustment Amount. The Adjustment Amount as of September 1, 1995 is zero (0).

         "Adjustment Quantity" means for each Month the quantity (expressed in Mcf Equivalent) of Hydrocarbons determined by dividing the Adjustment Amount as of the commencement of such Month (if greater than zero) by the Index Price for such Month.

         "Average Oil Price" means for any Month the weighted average sales price (expressed in dollars per Barrel) actually received by Grantee (or if Grantor has marketed the Production Payment Oil, the weighted average sales price actually received by Grantor) for sales of all Production Payment Oil delivered at the relevant Delivery Points during such Month, or in the event no Production Payment Oil was so delivered, the weighted average sales price for the most recent Month in which Production Payment Oil was delivered.

         "Barrel" means 42 United States standard gallons of 231 cubic inches per gallon at 60 degrees Fahrenheit.

         "Eastern Time" means Eastern Standard Time or Eastern Daylight Savings Time, whichever is in effect in Traverse City, Michigan, on the day in question.

         "Exploration Quantities" means for any Month the quantities of Production Payment Gas delivered during such Month, if any, that are attributable to Grantor's after-payout interests in properties or Wells which
(a) are drilled and completed pursuant to that certain Drilling Participation Agreement dated as of November 30, 1995, by and between Grantor and KCS Michigan Resources, Inc., and (b) are dedicated to this Conveyance by Grantor on or after January 1, 1996, in accordance with Section 2.6 of such Drilling Participation Agreement.

         "Conveyance" means this Conveyance of Production Payment, as the same may be amended, supplemented, restated or otherwise modified from time to time.

         "Delivery Point" for each Subject Interest described in Exhibit A means with respect to Gas, the point at which Gas produced from a Well that is subject to the Processing Agreement first enters the natural gas gathering system owned or operated by SWEPI and for Gas produced from a Well not subject to the Processing Agreement, the point at which such Gas first enters a natural gas transmission or gathering pipeline system owned and operated by a natural gas purchaser or transporter other than the Grantor or the operator of the Well, and with respect to Oil, the point or points in or near the field where oil produced from a Well in such field is customarily delivered to the purchasers thereof.

         "First Transporter" means the owner or operator (as the case may be) of the natural gas transportation pipeline or gathering system at or downstream of the Delivery Point.

        "Floating Rate" for any month means the "prime rate" published by The Wall Street Journal on the first business day of such Month, plus one and one-half percent (1 1/2%) per annum, calculated on the basis of a 365 or 366 day year, as the case may be, but not to exceed the maximum non-usurious rate permitted by applicable law.

         "Force Majeure" means acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints and prohibitions of government, either federal or state, inability to obtain necessary materials, supplies (other than Hydrocarbons), or permits due to existing or future rules, orders, or laws of governmental authorities (both federal and state), civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, interruption or curtailment of firm or interruptible transportation services provided by third party transporters, and any other causes whether of the kind herein enumerated or otherwise, which are not anticipated at the time of execution hereof, which are not within the control of the party claiming suspension and which by the exercise of due diligence such party could not have prevented or is unable to overcome. By way of illustration, the term "Force Majeure" shall not include shutdowns or interruptions due to routine maintenance, repairs, or workovers; restrictions caused by gas balancing agreements or arrangements; or depletion of reserves.

         "Gas" means natural gas and other gaseous hydrocarbons, including casinghead gas and hydrocarbon liquids or products recovered as a result of gas processing operations.

         "Governmental Authority" means all applicable federal, state, local and municipal agencies, boards, tribunals, ministries and departments.

         "Grantor's NRI Share" means for any Month the quantity of Gas (expressed in Mcf) which is attributable to Grantor's Net Revenue Interests in the Subject Interests and which are produced and saved during such Month (after deduction of Grantor's pro rata portion of Lease Use Hydrocarbons and Non-Consent Hydrocarbons attributable to the Subject Interest which are Gas).

         "Hydrocarbons" means Oil and Gas.

         "Index Price" means for any Month, the average weighted net proceeds per Mcf (expressed in dollars per Mcf) actually received by Grantee for sales of all Production Payment Gas delivered at the relevant Delivery Points during such Month, or in the event no Production Payment Gas was so delivered, the net proceeds per Mcf for the most recent Month in Production Payment Gas was delivered.

         "Lands" means the lands covered by a Lease, lands included in a Unit and lands within an area covered by an unitization, communitization or pooling agreement or order.

         "Lease" means an oil, gas and/or mineral lease described or identified with particularity in Exhibit A attached hereto as to all Lands and depths described in such lease (or the applicable part or portion thereof if specifically limited in depth and/or areal extent in Exhibit A), together with any renewal or extension of such lease (as to all or any part or portion thereof), and any replacement lease taken upon or in anticipation of expiration or termination of such lease (if executed and delivered during the term of or within one year after expiration of the predecessor lease) as to all lands and depths described in the predecessor lease (unless the predecessor lease is specifically limited in depth or areal extent in Exhibit A, in which event only such portion of such lease shall be considered a renewal or extension or a replacement lease and subject to the terms of this Conveyance), and all renewals and extensions of such replacement leases.

         "Lease Use Hydrocarbons" means any Hydrocarbons which are unavoidably lost in the production thereof or used by Grantor (or the operator of any of the Leases or any Unit into which any of the Leases or any portion thereof is pooled or unitized for drilling and production) in operations conducted prudently and in good faith for the purpose of producing Hydrocarbons from the Lease or from such Unit, but only for so long as and to the extent such Hydrocarbons are so used.

         "Material Properties" means the Subject Interests listed by Well name in Exhibit B attached hereto.

         "Mcf" means one thousand cubic feet of Gas, measured at the pressure base and temperature base of the First Transporter and adjusted as necessary to conform with the Gas measurement requirements of Michigan law.

         "Mcf Equivalent" means with respect to Production Payment Gas, the quantity of such Gas measured as provided herein and expressed in Mcf, and with respect to Production Payment Oil, means the equivalent number of Mcf determined multiplying the quantity of such Oil (expressed in Barrels) by a ratio, the numerator of which is the Average Oil Price for the Month in question, and the denominator of which is the Index Price for such Month.

         "Month" means the period of time beginning at 7:00 a.m. Eastern Time on the first day of a calendar month and ending at 6:59 a.m. on the first day of the immediately following calendar month.

         "Net Revenue Interest" means the interest (expressed as a percentage) of Grantor in and to all Hydrocarbons produced from or allocated or attributable to a Lease, Well or Unit, as the case may be, and of the proceeds of such production, after giving effect to and deducting all applicable Production Burdens (other than the Production Payment) and giving effect to all Permitted Encumbrances.

         "Non-Consent Hydrocarbons" means those Hydrocarbons produced from a Well during the applicable period of recoupment or reimbursement pursuant to a Non-Consent Provision covering that well, which Hydrocarbons have been relinquished to the consenting party or participating party under the terms of such Non-Consent Provision as the result of the election by Grantor not to participate in the particular operation, provided that any such election by Grantor has been made in good faith.

         "Non-Consent Provision" means (i) a contractual provision contained in an applicable operating agreement, unit agreement, contract for development or other similar instrument which is a Permitted Encumbrance, which provision covers so-called non-consent operations or sole benefit operations and provides for relinquishment of production by non-consenting or non-participating parties during a period of recoupment or reimbursement of costs and expenses of the consenting or participating parties and (ii) provisions contained in Drilling Participation Agreement dated as of November 30, 1995, by and between Grantor and KCS Michigan Resources, Inc. which govern Grantor's rights to participate in drilling operations identified therein.

         "Oil" means crude oil, condensate and other liquid hydrocarbons recovered at or near the wellhead, including liquid hydrocarbons recovered by use of conventional separators, but excluding hydrocarbons recovered in connection with the gas processing operations.

         "Permitted Encumbrances" means and includes the following:

                 (a) Those instruments and matters set forth on Exhibit A attached hereto, according to the definition of "Permitted Encumbrances" appearing on page 1 of such Exhibit A;

                 (b) Production Burdens which do not reduce Grantor's Net Revenue Interest in a Lease, Well or Unit below the Net Revenue Interest set forth on Exhibit A for such Lease, Well or Unit;

                 (c) Encumbrances under contracts and pooling and unitization orders of a scope and nature customary in the oil and gas industry, insofar as they do not cause Grantor's Net Revenue Interest in a Lease, Well or Unit to be less than the Net Revenue Interest set forth on Exhibit A and will not cause Grantor to bear more than the share of the costs and risks of exploring, drilling, developing, operating and abandoning such Leases, Wells or Units equal to Grantor's Working Interest set forth on Exhibit A (prior to giving effect to rights of non-consent hereafter exercised);

                 (d) Liens for taxes or assessments or governmental charges not yet delinquent and taxes, assessments and charges that are being contested in good faith;

                 (e) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business securing amounts not yet due and payable or which are being contested in good faith;

                 (f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface or seafloor operations incidental to the ownership of the Leases;

                 (g) All rights of consent required by any Governmental Authority (if any) in connection with the change of ownership or control of an interest in any federal, state or other Lease if the same are customarily obtained after such change of ownership or control by timely filings or other actions; and

                 (h) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Leases, Wells or Units which taken individually or together: (i) do not interfere materially with the operation, value or use of any of the Leases, Wells or Units; (ii) do not prevent Grantor from receiving the proceeds of production from any of the Leases, Wells or Units or Grantee from receiving Production Payment Hydrocarbons, or the proceeds thereof; (iii) do not reduce the Grantor's Net Revenue Interest in a Lease, Well or Unit below the Net Revenue Interest set forth in Exhibit A for such Lease, Well or Unit (prior to giving effect to rights of non-consent hereafter exercised) or (iv) do not cause Grantor to bear more than that share of the costs and risks of exploring, developing, operating and abandoning such Lease, Well or Unit equal to the Working Interest set forth on Exhibit A (prior to giving effect to rights of non-consent hereafter exercised); provided that liens securing indebtedness for borrowed money shall not be considered as coming within the scope of this clause.

         "Processing Agreement" means that certain Gas Gathering and Processing Agreement dated January 1, 1991, by and between SWEPI and Savoy Oil & Gas, Inc., as the same may be amended or supplemented from time to time.

         "Production Agreement" means the Production and Delivery Agreement executed on the date of execution of this Conveyance, by and between Grantor and Grantee, as the same may be amended, supplemented, restated or otherwise modified from time to time.

         "Production Burdens" means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar non-operating interests that constitute a burden on and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition of Hydrocarbons other than Taxes and assessments of Governmental Authorities.

         "Production Payment" shall have the meaning given such term in Section
1.01 hereof.

         "Production Payment Credit" means, for each Month, an amount equal to the product obtained by multiplying (a) the amount, if any, by which the quantity (expressed in Mcf Equivalent) of Production Payment Hydrocarbons actually received by Grantee during such Month (exclusive of any portion of the Accelerated Quantity for such Month) exceeds the Scheduled Amount for such Month, times (b) the Index Price for such Month.

         "Production Payment Deficiency" means, for each Month, an amount equal to the product obtained by multiplying (a) the amount, if any, by which the quantity (expressed in Mcf Equivalent) of Production Payment Hydrocarbons actually received by Grantee during such Month is less than the Scheduled Amount for such Month, times (b) the Index Price for such Month.

         "Production Payment Gas" means the portion of the Production Payment Hydrocarbons which is Gas.

         "Production Payment Hydrocarbons" means the Hydrocarbons conveyed to Grantee pursuant to Section 1.01 hereof.

         "Production Payment Interest" means, with respect to each Subject Interest, ninety-five percent (95%) of the Net Revenue Interest specified in Exhibit A as to such Subject Interest.

         "Production Payment Oil" means the portion of the Production Payment Hydrocarbons which is Oil.

         "Purchase Agreement" means the Purchase and Sale Agreement dated as of November 30, 1995, by and between Grantor and Grantee, as the same may be amended, supplemented, restated or otherwise modified from time to time.

         "Scheduled Amount" means with respect to the Subject Interests during each Month, the sum of (a) the quantities of Production Payment Gas plus (b) the quantities of Production Payment Oil, which are scheduled to be received by Grantee during such Month as set forth in Schedule 1.

         "Severance Taxes" means the severance taxes on Oil and Gas arising pursuant to M.C.L. Section 205.301 et seq., as currently in effect and without regard to amendments, if any, to such statute enacted or occurring after the date of execution of this Conveyance which have the effect of either increasing the rate or amount of such tax or increasing the burden of such tax by altering the manner by which such tax is calculated or determined.

         "Special Delivery Month" means any Month after September 1995 in which Grantor's NRI Share for such Month exceeds the Threshold Quantity for such Month.

         "Stated Time" means 7:00 a.m. on February 1, 2006; provided, however, the Stated Time is subject to adjustment in accordance with the provisions of
Section 1.10 of this Conveyance.

         "Subject Interests" or "Subject Interest" means the respective undivided interests of Grantor set forth in Exhibit A in and to the Leases, Units and Wells described in Exhibit A and the interests of Grantor arising therefrom in all Hydrocarbons produced from or allocated or attributable to such interests and in all Lands now or hereafter pooled, communitized or unitized therewith, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of the same may be subject as of the date hereof or decreased as a result of any burden, charge or encumbrance set forth in Exhibit A as to such Leases, Wells or Units, and any and all renewals and extensions of any of the same.

         "Subject Lands" shall mean the Lands and depths described in Exhibit A (where no depth limit is specified, the Subject Lands shall include all depths).

         "Subject Quantity" means for a Month the quantity of Hydrocarbons equal to the sum of (a) the Scheduled Amount of Production Payment Hydrocarbons for such Month, plus (b) the Adjustment Quantity for such Month, plus (c) the Accelerated Quantity for such Month.

         "SWEPI" means Shell Western E&P, Inc., its successors and assigns.

         "Taxes" means all ad valorem, property, occupation, gathering, pipeline, windfall profit, severance, gross production, excise, energy and other taxes, governmental charges and assessments levied or imposed on any of the Subject Interests, the Production Payment or the Production Payment Hydrocarbons prior to delivery at the relevant Delivery Point, other than (a) federal income taxes, state income taxes, franchise taxes levied against Grantee and any other taxes levied against the overall net income or gross receipts of Grantee and (b) Severance Taxes levied or imposed on and attributable solely to the Production Payment Hydrocarbons actually delivered to or for the account of Grantee at each Delivery Point.

         "Termination Time" means the later of (a) the Stated Time or (b) 7:00 a.m. Eastern Time on the day following the date when the Adjustment Quantity outstanding as of the Stated Time has been reduced to zero (0) Mcf.

         "Threshold Quantity" means for a Month the quantity of Gas equal to the product of (a) the Scheduled Amount of Production Payment Gas corresponding to such Month specified in Schedule 1 of this Conveyance, times (b) one hundred thirty percent (130%).

         "Unit" means with respect to each Well, the Drilling Unit specified in Exhibit A, whether such Drilling Unit consists of (a) the drilling or spacing unit for such Well as approved by the Michigan Department of Natural Resources or (b) a pooled unit or unitized tract existing pursuant to a pooling declaration or agreement, a unitization agreement or order, or any other written instrument binding upon Grantor.

         "Well" means a well now located on the Subject Lands or hereafter drilled on the Subject Lands, and any other wells now or hereafter located on lands or leases pooled, unitized or communitized with the Subject Interests for the production of Hydrocarbons.

         "Working Interest" means the interest (expressed as a percentage) of Grantor in any Lease, Well or Unit before giving effect to any applicable Production Burdens and the percentage of all costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment of such Lease, Well or Unit required to be borne by Grantor (prior to giving effect to rights of non-consent hereafter exercised) pursuant to all servitudes and permits appertaining or relating thereto.


                                  ARTICLE III.

                                 MISCELLANEOUS

         Section 3.01 PROTECTION TO PURCHASERS. No pipeline company or other person purchasing, taking or processing Production Payment Hydrocarbons shall be required to take notice of, or to keep informed concerning, termination of the Production Payment, until actual receipt of written notice from Grantee advising such company or person of such termination.

         Section 3.02 GOVERNING LAW. THIS CONVEYANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MICHIGAN, EXCEPT TO THE EXTENT THE LAWS OF ANY OTHER STATE ARE MANDATORILY APPLICABLE.

         Section 3.03 SUCCESSORS AND ASSIGNS. The provisions and conditions contained in this Conveyance shall run with the land and the respective interests of Grantor and Grantee and (subject to the restrictions in Section 1.08) shall be binding upon and inure to the benefit of Grantor and Grantee and their respective successors and assigns. All references herein to either Grantor or Grantee shall include their respective successors and assigns.

         Section 3.04 COUNTERPART EXECUTION; RECORDATION. This Conveyance is executed in multiple originals all of which shall constitute one and the same Conveyance; provided, however, in order to facilitate recording of this Conveyance in the public records of each of the jurisdictions in which the Leases are located, the pages of Exhibit A attached to a counterpart recorded in a single jurisdiction may contain only those pages (or portions thereof) which apply to Wells, Leases or properties located in such jurisdiction.

         Section 3.05 PERPETUITIES. It is not the intent of Grantor or Grantee that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Conveyance shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the parties. In the event however that any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent the maximum period is permitted to be determined by reference to "lives in being," Grantor and Grantee agree that "lives in being" shall refer to the lifetime of the last to die of the living lineal descendants of the late Joseph P. Kennedy (father of John F. Kennedy, the late President of the United States of America).

         Section 3.06 CERTAIN REFERENCES. Certain agreements, contracts and other documents are listed in Exhibit A and included in the definition of Permitted Encumbrances. References herein or in Exhibit A to Permitted Encumbrances are made solely for the purpose of protecting Grantor on Grantor's warranties and representations as to the Subject Interests, and without regard to whether or not any Permitted Encumbrance is valid, subsisting, legal or enforceable or affects the Production Payment; and such references are not intended to constitute and shall not constitute any sort of recognition or acknowledgment by any party as to the validity, legality or enforceability of the same or of any term, provision or condition thereof or the applicability thereof to the Production Payment, and shall not revive or ratify the same or create any rights in any third person. No provision in this Conveyance shall be construed as an agreement or expression of intent by Grantee to acquire the Production Payment subject to any unrecorded

Permitted Encumbrance; provided, however, no breach of any warranty of title hereunder shall arise as the result of any claim made pursuant to any unrecorded Permitted Encumbrance.

         Section 3.07 PARTIAL INVALIDITY. Except as otherwise expressly stated herein, in the event any provision contained in this Conveyance shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any of the remaining provisions of this Conveyance, which shall remain in full force and effect.

         EXECUTED in multiple originals as of the 30th day of November, 1995, but effective for all purposes as of September 1, 1995.

                                     GRANTOR:

WITNESSES:                           HAWKINS OIL OF MICHIGAN, INC.


----------------------------------
Name:                                By:
     -----------------------------      ----------------------------------
                                          C.E. "Butch" Smith, President


----------------------------------
Name:
     -----------------------------



                                     GRANTEE:

                                     KCS ENERGY MARKETING, INC.

----------------------------------
Name:                                By:
     -----------------------------      ----------------------------------
                                          Harry Lee Stout, President


----------------------------------
Name:
     -----------------------------

STATE OF TEXAS            Section

COUNTY OF HARRIS          Section

         This instrument was acknowledged before me on the _____ day of December, 1995, by C.E. "Butch" Smith, President of HAWKINS OIL OF MICHIGAN, INC., a Delaware corporation, on behalf of said corporation.


         (stamp)
                                --------------------------------------------
                                Notary Public in and for the State of Texas



STATE OF TEXAS            Section

COUNTY OF HARRIS          Section

         This instrument was acknowledged before me on the _____ day of December, 1995, by Harry Lee Stout, the President of KCS ENERGY MARKETING, INC., a New Jersey corporation, on behalf of said corporation.


         (stamp)
                                --------------------------------------------
                                Notary Public in and for the State of Texas